Exhibit 99.1

Ilim S.A. and its
Subsidiaries

Consolidated Financial Statements
At December 31, 2019 and 2018
and for the Years Ended December 31, 2019,
2018 and 2017

Exhibit 99.1

ILIM S.A. AND ITS SUBSIDIARIES

CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT 1-2

CONSOLIDATED BALANCE SHEETS 3

CONSOLIDATED STATEMENTS OF OPERATIONS 4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME 5

CONSOLIDATED STATEMENTS OF CASH FLOWS 6

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY 7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 8-30

Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Ilim S.A.:

We have audited the accompanying consolidated financial statements of Ilim S.A. and its subsidiaries (the "Group"), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for the years ended December 31, 2019, 2018 and 2017, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Exhibit 99.1

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ilim S.A. and its subsidiaries as of December 31, 2019 and 2018 and the results of their operations and their cash flows for the years ended December 31, 2019, 2018 and 2017, in accordance with accounting principles generally accepted in the United States of America.

/s/ AO Deloitte & Touche CIS

Moscow, Russia
February 19, 2020

Exhibit 99.1

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2019 AND 2018
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	4	269,314	529,436
Accounts receivable	4	130,935	143,373
Accounts receivable from related parties	10	24,526	27,473
Value added tax receivable		61,175	30,123
Prepayments		25,631	23,629
Inventories	4	283,756	224,426
Other current assets		9,090	2,286
Total current assets		804,427	980,746
Non-current assets
Plant, properties and equipment, net	4	2,353,169	1,565,972
Prepayments for plant, property and equipment		176,514	66,405
Right of use assets	5	153,844	-
Intangible assets	4	38,080	27,658
Goodwill	4	12,370	6,982
Deferred income tax assets	6	303	6,946
Other non-current assets	4	79,110	36,246
Total non-current assets		2,813,390	1,710,209
TOTAL ASSETS		3,617,817	2,690,955

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	5,8	703,275	286,563
Accounts payable		76,775	62,206
Accounts payable to related parties	10	11,649	7,101
Accrued payroll and benefits		32,715	36,030
Lease obligations, including related parties	5	17,222	-
Taxes payable		18,401	22,711
Other accruals and liabilities	4	154,481	130,425
Total current liabilities		1,014,518	545,036
Non-current liabilities
Long-term debt	5,8	1,531,620	1,350,312
Deferred income tax liabilities	6	159,736	105,501
Long-term lease obligations, including related parties	5	134,118	-
Employee benefit plan obligation		6,366	5,001
Other liabilities		11,799	8,984
Total non-current liabilities		1,843,639	1,469,798
Equity
Common stock (1 CHF par value; 133,582,480 shares)	9	109,341	109,341
Additional paid-in capital		42,959	41,693
Receivables from shareholders	10	(92,232)	(158,434)
Retained earnings		1,174,671	1,228,262
Accumulated other comprehensive loss	3	(491,375)	(555,319)
Total Ilim S.A. shareholders’ equity		743,364	665,543
Non-controlling interests		16,296	10,578
Total equity		759,660	676,121
TOTAL LIABILITIES AND EQUITY		3,617,817	2,690,955

The notes set forth on pages 8 to 30 form an integral part of these consolidated financial statements.

The consolidated financial statements as set forth on pages 3 to 30 were approved on February 19, 2020.

Exhibit 99.1

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2019	2018	2017

NET SALES	4	2,189,069	2,713,368	2,150,029
COSTS AND EXPENSES
Cost of products sold, excluding depreciation and amortization		(1,018,751)	(1,010,042)	(959,001)
Distribution and selling costs		(292,396)	(303,905)	(279,985)
General and administration costs		(127,612)	(129,734)	(150,817)
Depreciation		(126,860)	(150,573)	(144,880)
Amortization		(6,507)	(6,220)	(6,205)
Taxes other than payroll and income taxes		(30,752)	(39,209)	(25,972)
Other operating expenses, net	4	(14,963)	(23,147)	(39,444)
Foreign exchange gain (loss)		79,115	(203,632)	37,179
Interest expense, net	4	(81,507)	(70,265)	(87,203)
EARNINGS BEFORE INCOME TAXES		568,836	776,641	493,701
Income tax expense	6	(130,874)	(184,174)	(115,184)
NET EARNINGS		437,962	592,467	378,517
Less net earnings attributable to non-controlling interests		(13,784)	(21,267)	(16,375)
NET EARNINGS ATTRIBUTABLE TO ILIM S.A.		424,178	571,200	362,142

The notes set forth on pages 8 to 30 form an integral part of these consolidated financial statements.

Exhibit 99.1

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2019	2018	2017

NET EARNINGS		437,962	592,467	378,517
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Remeasurement of defined benefit obligation (net of income tax of $(83), $48 and $99 respectively)		(330)	190	396
Change in cumulative foreign currency translation adjustments		66,660	(62,850)	21,446
TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	3	66,330	(62,660)	21,842
Total comprehensive income		504,292	529,807	400,359
Less:
Net earnings attributable to non-controlling interests		(13,784)	(21,267)	(16,375)
Other comprehensive (income) loss attributable to non-controlling interests		(2,386)	1,935	(1,869)
COMPREHENSIVE INCOME ATTRIBUTABLE TO ILIM S.A.		488,122	510,475	382,115

The notes set forth on pages 8 to 30 form an integral part of these consolidated financial statements.

Exhibit 99.1

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2019	2018	2017
OPERATING ACTIVITIES
Net earnings		437,962	592,467	378,517
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization		133,367	156,793	151,085
Income tax expense, net	6	130,874	184,174	115,184
Interest expense, net	4	81,507	70,265	87,203
Loss (gain) on disposal of plant, properties and equipment	4	60	(1,177)	64
Loss from disposal of other assets	4	2,485	10,571	2,132
Foreign exchange (gain) loss		(79,115)	203,632	(37,179)
Allowance for doubtful accounts receivable		1,469	344	1,059
Impairment of plant, properties and equipment	4	8,063	7,838	8,960
Write down of inventories		(63)	2,925	1,554
Gain from bargain purchase and revaluation of investments		(8,100)	-	-
Other, net		(2,527)	4,314	11,114

Changes in current assets and liabilities
Accounts receivable		41,397	(22,481)	(24,260)
Inventories		(26,956)	(30,794)	(25,213)
Accounts payable and accrued liabilities		12,924	(37,498)	35,524
Taxes payable other than income tax		(27,905)	4,947	790
Interest paid		(87,898)	(72,198)	(93,086)
Income tax paid	6	(109,087)	(194,515)	(95,251)
CASH PROVIDED BY OPERATING ACTIVITIES		508,457	879,607	518,197
INVESTMENT ACTIVITIES
Invested in capital projects		(778,625)	(455,140)	(405,850)
Proceeds from sale of plant, properties and equipment		7,106	4,107	3,289
Acquisition of subsidiaries		(2,972)	-	-
Acquisition of forestry harvesting rights		(17,667)	-	(12,275)
Refundable lease security deposit		(2,507)	-	-
Other		(23,990)	3,079	3,683
CASH USED FOR INVESTMENT ACTIVITIES		(818,655)	(447,954)	(411,153)
FINANCING ACTIVITIES
Issuance of debt		1,041,481	1,202,586	365,579
Repayment of debt		(565,527)	(1,061,751)	(285,435)
Loan issued to a shareholder	10	(30,000)	(20,000)	-
Loans repaid by shareholders	10	109,717	15,906	6,699
Purchase of non-controlling interest in JSC Ilim Group		-	-	(80,191)
Dividends paid	9	(483,327)	(250,604)	(260,143)
CASH USED FOR FINANCING ACTIVITIES		72,344	(113,863)	(253,491)
Effect of exchange rate changes on cash and cash equivalents		(20,178)	(26,389)	(12,436)
Change in cash and cash equivalents		(258,032)	291,401	(158,883)
Cash, cash equivalents and restricted cash
Beginning of the year	4	529,436	238,035	396,918
End of the year *	4	271,404	529,436	238,035

* Cash and cash equivalents balance at December 31, 2019 includes $ 2,090 of restricted cash, presented within Accounts receivable in the consolidated balance sheet (see Note 4).

The notes set forth on pages 8 to 30 form an integral part of these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Ilim S.A. Shareholders
	Common Stock	Additional Paid-in Capital	Receivables From Shareholders	Retained Earnings	Accumulated Other Comprehensive Loss	Total Ilim S.A. Shareholders’ Equity	Non-controlling Interests	Total Equity

BALANCE, JANUARY 1, 2017	109,341	11,141	(156,974)	814,992	(502,339)	276,161	21,679	297,840
Dividends paid ($ 1.81 per share; Note 9)	-	-	-	(241,760)	-	(241,760)	-	(241,760)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(10,829)	(10,829)
Loan issued to a shareholder, net (Note 10)	-	4,868	4,294	-	-	9,162	(61)	9,101
Purchase of non-controlling interest in subsidiaries from third parties	-	(70)	(2,411)	(42,053)	(12,228)	(56,762)	(23,429)	(80,191)
Comprehensive income	-	-	-	362,142	19,973	382,115	18,244	400,359
BALANCE, DECEMBER 31, 2017	109,341	15,939	(155,091)	893,321	(494,594)	368,916	5,604	374,520
Dividends paid ($ 1.74 per share; Note 9)	-	-	-	(232,632)	-	(232,632)	-	(232,632)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(17,981)	(17,981)
Loans issued to / collected from shareholders, net (Note 10)	-	25,754	(3,343)	-	-	22,411	(4)	22,407
Change of non-controlling interest in subsidiaries	-	-	-	(3,627)	-	(3,627)	3,627	-
Comprehensive income (loss)	-	-	-	571,200	(60,725)	510,475	19,332	529,807
BALANCE, DECEMBER 31, 2018	109,341	41,693	(158,434)	1,228,262	(555,319)	665,543	10,578	676,121
Dividends paid ($ 3.56 per share; Note 9)	-	-	-	(477,769)	-	(477,769)	-	(477,769)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(11,946)	(11,946)
Loans issued to / collected from shareholders, net (Note 10)	-	1,266	66,202	-	-	67,468	1,494	68,962
Comprehensive income	-	-	-	424,178	63,944	488,122	16,170	504,292
BALANCE, DECEMBER 31, 2019	109,341	42,959	(92,232)	1,174,671	(491,375)	743,364	16,296	759,660

The notes set forth on pages 8 to 30 form an integral part of these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Financial statements

These consolidated financial statements at December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 have been prepared in conformity with accounting principles generally accepted in the United States of America that require the use of management’s estimates. Estimates are used when accounting for certain items such as the recoverability of long-lived assets, allowance for doubtful accounts, obligations related to employee benefits, useful lives of plant, properties and equipment and intangible assets, asset retirement obligations, environmental remediation obligations, legal and tax contingencies, valuation of inventories. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from management’s estimates.

Nature of business

The principal activity of Ilim S.A. (the “Company”) and its subsidiaries (together - the “Group”, which also may be referred to as “we”) is forestry and pulp and paper production. The Group was formed in 2006 as a result of the restructuring of a group of legal entities under common control, collectively referred to as Ilim Pulp Group.

Ilim S.A. is a joint stock company incorporated in Switzerland. The Company is a joint venture of International Paper Company (“IP”) and a group of Russian shareholders. IP and the Russian shareholders (collectively) each own 50% of the Company’s shares.

The Group’s manufacturing operations are located in the Russian Federation and sales are made in Russia and abroad. At December 31, 2019, the Group employed 17,025 employees (December 31, 2018: 16,613 employees).

The Group consists of 16 legal entities (December 31, 2018: 8 entities) which are incorporated in the Russian Federation (except as otherwise indicated). Increases associated with acquisitions of subsidiaries including forestry entities are described in Note 4.

The Company’s ownership and voting power in its subsidiaries were as follows:

			Ownership Percentage and Voting Rights
Entity	Principal activity	Country of incorporation	December 31, 2019	December 31, 2018

JSC Ilim Group	Manufacturing of pulp, paper and linerboard	Russia	96.37%	96.37%
LLC Fintrans GL	Transportation of cargo	Russia	96.37%	96.37%
LLC Ilim Gofra	Corrugated packaging	Russia	96.37%	96.37%
LLC Amber Stream	Wood chemistry	Russia	96.37%	50.00%

JSC Ilim Group, the most significant Group subsidiary, representing more than 90% of the Group’s sales, has branches in Bratsk, Ust-Ilimsk and Koryazhma, Russia, where the three pulp and paper mills are located.

In December 2019, the Group acquired the remaining 50% equity interest in LLC Amber Stream from our joint venture partner and obtained control over the entity. Details of this transaction are described in Note 4.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned and controlled majority-owned subsidiaries. All intercompany balances and transactions are eliminated.

Revenue recognition

Generally, the Group recognizes revenue on a point-in-time basis when the customer takes title to the goods and assumes the risks and rewards for the goods.

The Group’s revenue is primarily derived from fixed consideration; however, the Group has contract terms that give rise to variable consideration, primarily cash discounts and volume rebates. The Group offers early payment discounts to customers across the Group’s businesses. Management estimates the expected cash discounts and other customer refunds based on the historical experience across the Group’s portfolio of customers to record reductions in revenue which is consistent with the most likely amount method outlined in ASC 606 "Revenue from Contracts with Customers,". Management has concluded that this method is the best estimate of the consideration the Group will be entitled to from its customers.

The Group accounts for its shipping and handling activities as fulfillment activities, and recognizes the incremental costs of obtaining a contract as expense when incurred if the amortization period of the asset the Group would recognize is one year or less, and has elected not to record interest income or interest expense when the difference in timing of control or transfer and customer payment is one year or less.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, cash held on demand with banks, bank deposits repayable on demand without penalty and bank deposits with original maturities of three months or less. Cash and cash equivalents are carried at cost plus interest accrued, which approximates market value. Bank deposits with original maturities of more than three months are classified as short-term or long-term investments depending on the expected maturity and are carried at amortized cost using the effective interest method.

Inventories

Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead. Cost is determined on the weighted average basis.

Plant, properties and equipment

Plant, properties and equipment are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated.

Gains and losses on disposal are determined by comparing the proceeds with the carrying amount and are included in other operating income or expense.

Costs of repair and maintenance activities are expensed in the month that the related activity is performed.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Assets are depreciated on a straight-line basis from the date they are ready for use. Land, assets under construction and equipment for installation are not depreciated.

The estimated useful lives are as follows:

Asset category	Useful life (years)

Buildings	35-50
Plant and equipment	5-25
Other	3-20

Group as the lessee - accounting policy since January 1, 2019

Leasing transactions are classified according to the lease agreements which specify the rewards and risks associated with the leased asset. Leasing transactions where the Group is the lessee are classified as either a finance lease or an operating lease.

The Group classifies a lease as a finance lease, when the lease meets any of the following criteria at lease commencement:

•	the lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•	the lease grants the lessee an option to purchase the underlying asset that is reasonably certain to be exercised;

•
the lease term is for the major part of the remaining economic life of the underlying asset, except for the cases when the commencement date falls at or near the end of the economic life of the underlying asset;

•	the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset;

•	the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

When none of the criteria above are met, the lease is classified as an operating lease.

The Group determines if an arrangement contains a lease at inception. If it does, the Group recognizes both the right of use assets and the lease liabilities arising from financing and operating leases in the same amounts, with the exception of short-term leases and leases of low-value assets. Right of use assets represent the right of the Group to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Short-term leases having a lease term of 12 months or less and low-value leased assets of $5,000 or less, when new, are not recorded on the balance sheet and the related lease expense is presented as a single line item in the income statement.

As of the lease commencement date, the Group recognizes:

•
A liability for its lease obligation, initially measured at the present value of lease payments not yet paid, discounted using the incremental borrowing rate of the Group based on the information available at commencement date through market sources.

•
An asset for its right to use the underlying asset, initially measured equal to the lease liability and adjusted for lease payments made at or before lease commencement, lease incentives, and any initial direct costs.

For the finance lease, the right of use assets are amortized on a straight-line basis. This amortization, when combined with the interest on the lease liability, results in a front-loaded expense profile in which interest and amortization are presented separately in the consolidated statement of operations. The operating leases result in a straight-line expense profile that is presented partially within Cost of products sold, Distribution and selling costs, General and administration costs, and disclosed as a single line item in Note 5.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Certain of the Group’s leases include variable payments, which may vary based upon changes in facts or circumstances after the start of the lease. The Group excludes variable payments from recognition as part of lease liabilities and related right of use assets, to the extent not considered fixed, and instead, expenses variable payments as incurred.

One of the key management judgments relates to the lease term, which is the non-cancellable period in which the lessee has the right to use an underlying asset together with optional periods (1) for which it is reasonably certain that the lessee will exercise the renewal option or not exercise the termination option or (2) covered by an option to extend (or not to terminate) the lease in which the exercise of the option is controlled by the lessor.

The Group’s leases generally have remaining lease terms of one year to 49 years, some of which include extension options. For the majority of the leases with options to extend the lease term, those options are up to 5 years with the ability to terminate the lease within 1 month. The exercise of lease renewal options is at the Group’s discretion and our lease assets and liabilities reflect only the options that are reasonably certain to be exercised.

Intangible assets

All of the Group’s intangible assets have finite useful lives and include primarily computer software, patents, and licenses. Intangible assets are amortized using the straight-line method from the date they are ready for use over their estimated useful lives as follows:

Asset category	Useful life (years)

Management accounting system (SAP)	5-10
Other software	3-5
Licenses and patents	3-5
Other	3-5

Goodwill

Goodwill related to a single business reporting unit is included as an asset of the applicable segment. Annual testing for possible goodwill impairment is performed at the end of the year, with additional interim testing performed when management believes that it is more likely than not events and circumstances have occurred that would result in the impairment of the reporting unit’s goodwill.

In performing this evaluation, the Group calculates the estimated fair value of its reporting units using the projected future cash flows to be generated by each unit, discounted using the estimated discount rate for each reporting unit. Key assumptions in the quantitative goodwill impairment test considered by management include the discount rate, long-term growth rate, tax rate, inflation rate, and current business forecast. For reporting units whose recorded value of net assets plus goodwill is in excess of their estimated fair values, the Group will record an impairment charge by the amount that the carrying amount exceeds the reporting unit's fair value, not to exceed the total amount of goodwill allocated to the reporting unit. See Note 4 for further discussion.

Forestlands

The Group uses forests for logging from local forestry authorities under 49-year agreements, cancellable by the Group at any time. Logging volumes and other conditions are determined annually. The Group does not own the trees until they are harvested. At December 31, 2019, the Group has exclusive harvesting rights on forest areas exceeding 19.5 million acres (7.9 million hectares) (December 31, 2018: 18.9 million acres (7.7 million hectares)).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets (or groups of assets) are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable. A recoverability test is performed based on undiscounted cash flows, requiring judgments as to the weighting of operational alternatives being considered by management and estimates of the amount and timing of expected future cash flows from the use of long-lived assets generated by their use. Impaired assets are recorded at their estimated fair value.

Accounts receivable

Accounts receivable are carried at face value, less an allowance for doubtful accounts. An allowance for doubtful accounts is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of sale.

The primary factors that the Group considers in determining whether receivables are impaired are their overdue status and the reliability of related collateral, if any. Other principal criteria used to determine whether there is objective evidence that an impairment loss has occurred, are as follows:

•	the counterparty experiences a significant financial difficulty as evidenced by its financial information;

•	the counterparty considers bankruptcy or a financial reorganization;

•	there is an adverse change in the payment status of the counterparty as a result of changes in the national or local economic conditions that impact the counterparty.

The amount of the allowance is the difference between the face value and the recoverable amount, being the present value of expected cash flows discounted at the market rate of interest for similar borrowers that prevailed when the receivable was originated. Uncollectible receivables are written off against the related allowance for doubtful accounts after all necessary procedures to recover the receivables have been completed and the amount of the loss has been determined.

Subsequent recoveries of amounts previously written off are credited to the impairment loss account within the consolidated statement of operations.

Loans issued to shareholders

Loans issued to shareholders are recorded as a reduction of equity.

Debt

Debt includes bank loans and finance lease liabilities. Borrowings are recognized initially at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost using the effective interest method; any difference between the amount at initial recognition and the redemption amount is recognized as interest expense over the period of the debt. Interest payable on debt is included in other accruals and liabilities.

Income taxes

The Group uses the asset and liability method of accounting for income taxes, whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years, in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are remeasured to reflect new tax rates in the periods rate changes are enacted.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Group records its tax provision based on the respective tax rules and regulations of the jurisdictions in which it operates. Where the Group believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Group’s evaluation of the “more likely than not” outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter.

While the judgments and estimates made by the Group are based on management’s evaluation of the technical merits of a matter, assisted as necessary by consultation with outside consultants, historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

The Group provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income generation, projected future taxable income, the reversal of existing deferred tax liabilities and tax planning strategies in making this assessment.

Environmental remediation costs

Costs associated with environmental remediation obligations are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

Translation of financial statements

Functional and presentation currency

Following the merger of its trading subsidiary based in Switzerland into Ilim SA in December 2018, the functional currency of the Company was changed from the Swiss Franc (CHF) to the US Dollar (USD). The change in functional currency was applied on a prospective basis.

The functional currency of the Group’s entities domiciled in the Russian Federation is the Russian Ruble (RUB). Functional currencies noted above reflect the economic substance of the underlying events and the circumstances of the Group entities.

The US Dollar has been chosen as the presentation currency for these consolidated financial statements.

Translation of foreign currency items into functional currency

Transactions in foreign currencies are translated to the respective functional currency of each entity in the Group, at the foreign exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the reporting date, into the functional currency at the exchange rates prevailing at that date. Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities at year-end exchange rates are recognized in the statement of operations.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Translation from functional to presentation currency

The results and financial position are translated from functional currency into US Dollars for presentation purposes using the following procedures:

•	assets and liabilities for each balance sheet are translated at the closing rate at the date of that balance sheet;

•	share capital and other equity components are translated at historical rates;

•
income and expenses for each statement of operations and statement of comprehensive income are translated at average monthly exchange rates that approximate the translation using the actual transaction date rates; and

•	all resulting exchange differences are recognized as a separate component of equity in accumulated other comprehensive income.

Value-added tax

Output value-added tax (“VAT”) related to sales is payable to tax authorities on the earlier of (a) collection of the receivables from customers or (b) delivery of the goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to purchases, where all the specified conditions for recovery have not been met yet, is recognized in the consolidated balance sheet and disclosed separately within current assets, while input VAT that has been claimed is netted off with the output VAT payable. Where an allowance has been made for the impairment of receivables, an impairment loss is recorded for the gross amount of the receivable, including VAT.

Financial instruments

Financial instruments - key measurement terms

Depending on their classification, financial instruments are carried at fair value or amortized cost as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The best evidence of fair value is the price in an active market. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

The fair value of current financial assets and liabilities approximates their carrying amounts.

Valuation techniques such as discounted cash flow models, or models based on recent arm’s length transactions, or consideration of financial data of the investees are used to measure fair value of certain financial instruments for which external market pricing information is not available. Fair value measurements are analyzed by level in the fair value hierarchy as follows:

(i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuation techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on solely observable market data (that is, the measurement requires significant unobservable inputs).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transaction costs are costs to sell an asset or transfer a liability in the principal (or most advantageous) market for the asset or liability, that are directly attributable to the disposal of the asset or the transfer of the liability and meet both of the following criteria: they result directly from and are essential to the transaction and they wouldn’t have been incurred by the entity had the decision to sell an asset or transfer the liability not been made. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

Amortized cost is the amount at which the financial instrument was recognized at initial recognition less cash collected, plus accrued interest, and for financial assets, less any write-down to date. Accrued interest includes amortization of transaction costs deferred at initial recognition and of any premium or discount to the maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortized discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of the related items in the consolidated balance sheet.

2.RECENT ACCOUNTING DEVELOPMENTS

Certain new standards and pronouncements have been issued that are mandatory for annual periods beginning on or after January 1, 2019 or later. Other than as described below, no new accounting pronouncement issued but not yet effective or pronouncement that became effective in the current reporting year has had or is expected to have a material impact on the consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, (Leases Topic 842): "Leases", which requires that lessees recognize virtually all of their leases on the balance sheet, by recording a right of use assets and lease liability. The Group adopted the provisions of this guidance effective January 1, 2019, using the modified retrospective optional transition method. Therefore, the standard was applied beginning January 1, 2019, and prior periods were not restated. The adoption of the standard did not result in a cumulative effect adjustment to the opening balance of Retained earnings. The Group has implemented a new lease accounting system and has executed changes to its internal controls to address the collection, recording, and accounting for leases in accordance with the new guidance.

The Group has elected to use a number of practical expedients which permit under the transition guidance within the new lease accounting standard, the Group not to reassess the following for any expired or existing contracts: (i) whether any contracts contain leases; (ii) lease classification (i.e. operating lease or finance/capital lease); and (iii) initial direct costs.

The adoption of the new standard resulted in the recognition of a right of use assets and short-term and long-term liabilities recorded on the Group's consolidated balance sheet related to operating leases. Accounting for finance leases remained substantially unchanged. In addition, the adoption of the standard did not have a material impact on the Group's results of operations or cash flows.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

2.	RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)

Financial instruments - Credit losses

In June 2016, the FASB issued ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." This guidance replaces the current incurred loss impairment method with a method that reflects expected credit losses. This guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The Group will adopt this guidance using the modified retrospective approach on its effective date of January 1, 2020. As a result of using this approach, the Group will recognize the cumulative effect adjustment to the opening balance of retained earnings for initial application of the guidance. The Group has substantially completed its evaluation of the provisions of this guidance and determined it will not have a material impact on the consolidated statement of position, results of operations or cash flows.

Income Taxes

In December 2019, the FASB issued ASU 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes." This guidance removes certain exceptions from recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. It also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. This guidance is effective for annual reporting periods beginning after December 15, 2020, and interim periods within those years. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. The Group is currently evaluating the provisions of this guidance and their potential effect on the Group’s financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

3.	OTHER COMPREHENSIVE LOSS

The following tables present changes in accumulated other comprehensive income (loss) (AOCI), net of tax, for the years ended December 31, 2019, 2018 and 2017:

	Defined Benefit Obligation Items	Change in Cumulative Foreign Currency Translation Adjustments	Total

Balance at December 31, 2018	836	(556,155)	(555,319)
Other comprehensive income (loss)	(499)	66,660	66,161
Amounts reclassified from accumulated other comprehensive income	169	0	169
Net current period other comprehensive income (loss)	(330)	66,660	66,330
Other comprehensive income (loss) attributable to non-controlling interest	12	(2,398)	(2,386)
Balance at December 31, 2019	518	(491,893)	(491,375)

	Defined Benefit Obligation Items	Change in Cumulative Foreign Currency Translation Adjustments	Total

Balance at December 31, 2017	653	(495,247)	(494,594)
Other comprehensive income (loss)	17	(62,850)	(62,833)
Amounts reclassified from accumulated other comprehensive income	173	0	173
Net current period other comprehensive income (loss)	190	(62,850)	(62,660)
Other comprehensive income (loss) attributable to non-controlling interest	(7)	1,942	1,935
Balance at December 31, 2018	836	(556,155)	(555,319)

	Defined Benefit Obligation Items	Change in Cumulative Foreign Currency Translation Adjustments	Total

Balance at December 31, 2016	271	(502,610)	(502,339)
Other comprehensive income	179	21,446	21,625
Amounts reclassified from accumulated other comprehensive income (loss)	217	0	217
Net current period other comprehensive income (loss)	396	21,446	21,842
Other comprehensive income (loss) attributable to non-controlling interest	(14)	(1,855)	(1,869)
Adjustment due to purchase of non-controlling shares	0	(12,228)	(12,228)
Balance at December 31, 2017	653	(495,247)	(494,594)

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

3.	OTHER COMPREHENSIVE LOSS (CONTINUED)

The following table presents details of the reclassifications out of AOCI, net of tax, reported in the consolidated financial statements for the three years ended December 31:

	Amounts Reclassified from Accumulated Other Comprehensive Loss				Location of Amounts Reclassified from AOCI
	2019	2018	2017

Defined benefit obligation items:
Prior-service costs	(457)	(416)	(477)	(a)	Cost of products sold
Actuarial gains	246	200	206	(a)	Cost of products sold
Total pre-tax amount	(211)	(216)	(271)
Tax benefit	42	43	54
Net of tax	(169)	(173)	(217)

(a)	These accumulated other comprehensive income components are included in the computation of net periodic defined benefit plan cost.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

Cash and cash equivalents

	December 31, 2019	December 31, 2018

Bank deposits	254,680	501,310
Cash in current bank accounts	14,634	28,126
Total	269,314	529,436

Cash transactions are conducted through high-credit-quality financial institutions. Cash is placed with financial institutions (most of them are rated from A+ to BBB- based on Standard and Poor's and Fitch national ratings for the Russian Federation), which are considered at the time of deposit to have minimal risk of default.

Accounts receivable

	December 31, 2019	December 31, 2018

Trade receivables	137,270	149,406
Other receivables	5,206	2,808
Less: allowance for doubtful accounts	(12,154)	(10,032)
Total financial assets within trade and other receivables	130,322	142,182
Other	613	1,191
Total	130,935	143,373

A substantial majority of the Group’s customers operate in the pulp and paper industry. As a result, the Group’s exposure to credit risk may be affected by negative developments in the industry. In addition, the top ten customers of the Group comprise 42% of the Group’s gross trade receivables at December 31, 2019 (December 31, 2018: 50%) and default of any of these customers may have a significant effect on the Group. There is a long-standing history of trading relationships with these customers with no defaults in the past.

Included in Other receivables at December 31, 2019, is $ 2,090 of restricted cash held on deposit as consideration to be paid for the acquisition of a forestry company in January 2020.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

The movement in the allowance for doubtful accounts is as follows:

	Trade receivables	Other receivables	Total

At January 1, 2018	10,777	618	11,395
Additions charged to earnings	630	19	649
Deductions from allowance (a)	(332)	(10)	(342)
Translation difference	(1,563)	(107)	(1,670)
At December 31, 2018	9,512	520	10,032
Additions charged to earnings	1,061	52	1,113
Deductions from allowance (a)	(4)	0	(4)
Translation difference	1,116	(103)	1,013
At December 31, 2019	11,685	469	12,154

(b)	Includes write offs, less recoveries, of uncollectible accounts.

Inventories

	December 31, 2019	December 31, 2018

Raw materials	167,331	107,855
Operating supplies	34,490	54,382
Finished pulp, paper and packaging products	67,077	50,557
Other	14,858	11,632
Total	283,756	224,426

Plant, properties and equipment

	December 31, 2019	December 31, 2018

Plant and equipment	1,888,796	1,411,034
Land and buildings	454,040	365,625
Other	579,136	425,996
Assets under construction and equipment for installation	662,151	350,449
Gross cost	3,584,123	2,553,104
Less: accumulated depreciation	(1,230,954)	(987,132)
Plant, properties and equipment, net	2,353,169	1,565,972

Business combination and goodwill

In February 2019, the Group acquired control of LLC Ilimlestrans, a company which provides transportation services to employees of the Ust-Ilimsk mill by tram and buses. The fair value of the net assets acquired was $5,399 and the consideration paid was $3,055. As a result of the transaction, the Group recognized a gain from the bargain purchase in amount of $2,344, which is recorded in Other operating income in the accompanying consolidated financial statements.

On December 9, 2019, JSC Ilim Group acquired the remaining 50% equity interest in LLC Amber Stream from our joint venture partner for $6,394. LLC Amber Stream is a joint venture that was formed in 2017 for the production of wood chemistry from the Group’s by-products. Prior to this transaction, JSC Ilim Group held a 50% equity interest in LLC Amber Stream which we accounted for by the equity method. As a result of this transaction, LLC Amber Stream is consolidated in the accompanying consolidated financial statements effective on the acquisition date.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Following the transaction, the Group’s previously held 50% interest was remeasured to a fair value of $ 7,546, resulting in a gain from revaluation of $ 5,756, which is the difference between the Group’s investment in LLC Amber Stream prior to the transaction and the fair value of the Group’s 50% equity interest. The gain is included in Other operating income in the accompanying consolidated financial statements.

At the acquisition date, the fair value of the net assets of LLC Amber Stream was $ 9,535. As a result of the transaction, the Group recognized goodwill of $ 4,405.

	December 31, 2019	December 31, 2018

Opening balance	6,982	8,421
Goodwill from acquisition of LLC Amber Stream	4,405	0
Translation difference	983	(1,439)
Closing balance	12,370	6,982

The residual balance of goodwill relates to the acquisition of LLC Gofra-Dmitrov in 2016.

As a result of impairment testing, no goodwill impairment was recorded in 2019 and 2018.

Other non-current assets

	December 31, 2019	December 31, 2018

Forestry harvesting rights	52,214	0
Prepayment to pension fund	7,515	6,966
Prepayment for non-current assets other than plant, properties and equipment	0	14,364
Non-current receivables	856	19
Other non-current assets	18,525	14,897
Total	79,110	36,246

In 2019, the Group completed the acquisition of five entities, which have forestry harvesting rights in the Siberian region of Russia, where the forestry plots are well situated for wood supply to the Bratsk and Ust-Ilimsk mills. Terms of the transactions require a pre-payment of $ 14,364 that was made partially in 2016 and 2017 (recorded in “Prepayment for non-current assets other than plant, properties and equipment” line), payments of $ 17,667 in 2019, payment of $ 7,024 in 2020 and payment of $ 1,354 in 2022.

The entities do not constitute businesses. Accordingly, each transaction was accounted for as an asset acquisition, with the purchase price allocated to the assets acquired based on their relative fair values at the acquisition date. Asset recognized is subject to deferred tax liability accrual for $ 10,132 (see Note 6).

Other accruals and liabilities

	December 31, 2019	December 31, 2018

Payables and accruals for plant, properties and equipment	59,729	45,112
Customer advances	40,056	43,067
Unused vacations	22,797	20,341
Accruals for audit and consulting services	2,888	2,868
Interest payable on debt	3,011	2,842
Other accruals and liabilities	26,000	16,195
Total	154,481	130,425

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

The customer advances represent a contract liability that is created when customers prepay for goods prior to the Group transferring those goods to the customer. The contract liability is reduced once control of the goods is transferred to the customer. The majority of our customer prepayments are received during the fourth quarter of each year for goods that will be transferred to customers over the following year.

Net sales

A geographic disaggregation of revenues across the Group products and service lines in the following tables provide information to assist in evaluating the nature, timing and uncertainty, if any, of revenue and cash flows and how they may be impacted by economic factors.

2019	Pulp	Cardboard	Paper	Timber	Services	Other	Total

Asia without the Middle East	901,334	79,051	24,318	17,700	0	4,407	1,027,353
Russia and the CIS	162,125	129,266	320,073	100,604	33,205	151,227	896,500
Europe	70,840	50,447	61,022	0	525	3,564	186,398
Other	19,506	36,752	23,092	0	0	11	78,818
Total	1,153,805	295,516	428,505	118,304	33,730	159,209	2,189,069

2018	Pulp	Cardboard	Paper	Timber	Services	Other	Total

Asia without the Middle East	1,245,290	130,184	31,042	42,082	0	4,164	1,452,762
Russia and the CIS	183,925	165,589	314,342	86,029	33,092	146,523	929,500
Europe	99,845	73,014	51,556	0	669	5,208	230,292
Other	22,298	57,801	20,677	0	0	38	100,814
Total	1,551,358	426,588	417,617	128,111	33,761	155,933	2,713,368

2017	Pulp	Cardboard	Paper	Timber	Services	Other	Total

Asia without the Middle East	941,918	89,301	21,610	42,337	52	5,291	1,100,509
Russia and the CIS	126,137	150,045	285,440	70,831	27,099	143,319	802,871
Europe	71,116	55,059	54,202	0	701	3,485	184,563
Other	14,675	32,263	15,148	0	0	0	62,086
Total	1,153,846	326,668	376,400	113,168	27,852	152,095	2,150,029

The nature of the Group's contracts can vary based on the business, customer type and region; however, in all instances it is the Group's customary business practice to receive a valid order from the customer, in which each parties' rights and related payment terms are clearly identifiable.

Contracts or purchase orders with customers could include a single type of product or they could include multiple types/grades of products. Regardless, the contracted price with the customer is agreed to at the individual product level outlined in the customer contracts or purchase orders. The Group does not bundle prices; however, we do negotiate with customers on pricing and rebates for the same products based on a variety of factors (e.g. contractual volume, geographical location, etc.). Management has concluded that the prices negotiated with each individual customer are representative of the stand-alone selling price of the product.

Shipping and handling costs

	2019	2018	2017

Shipping and handling costs	251,779	261,524	245,492

Shipping and handling costs (such as freight to the customers) are included in distribution and selling costs in the consolidated statement of operations.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Other operating income

	2019	2018	2017
Income from the government grant funding (railroad tariff subsidy)	7,909	18,256	0
Gain from revaluation of investment (Note 4)	5,756	0	0
Insurance settlement	3,887	0	0
Gain from bargain purchase (Note 4)	2,344	0	0
Penalties received	2,230	1,054	1,297
Reversal of allowance for doubtful receivables and prepayments	4	343	54
Gain on disposal of plant, properties and equipment	0	1,177	0
Other	6,449	4,976	1,612
Total	28,579	25,806	2,963

Other operating expenses

	2019	2018	2017
Social costs and donations	11,509	10,851	12,654
Losses from outage due to modernization	8,980	0	0
Impairment of plant, properties and equipment	8,063	7,838	8,960
Loss from disposal of non-core materials and spare parts	2,485	10,571	7,219
Allowance for doubtful receivables and prepayments	1,473	687	1,113
Redundancy expenses	1,393	2,181	2,160
Non-refundable VAT	1,209	2,185	1,755
Penalties paid	828	746	554
Loss from disposal of plant, properties and equipment	60	0	64
Other	7,542	13,894	7,928
Total	43,542	48,953	42,407

Interest

	2019	2018	2017

Interest income	10,178	8,197	4,485
Interest expense	(91,685)	(78,462)	(91,688)
Total interest expense, net	(81,507)	(70,265)	(87,203)
Capitalized interest costs	34,487	15,539	7,631

Intangible assets

Intangible assets include the following:

	At December 31, 2019		At December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Management accounting system (SAP)	56,116	28,819	41,771	22,272
Other software	29,672	19,434	22,679	14,949
Licenses and patents	884	404	616	258
Other	314	249	285	214
Total	86,986	48,906	65,351	37,693

Based on current intangibles subject to amortization, estimated amortization expense for each of the next 5 years and thereafter is as follows: 2020 - $ 15,855, 2021 - $ 5,455, 2022 - $ 4,625, 2023 - $ 3,663, 2024 - $ 2,635, and cumulatively thereafter- $ 5,847.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

5.	LEASES

The Group leases various groups of assets, including office premises, warehouses, land and rail cars. The Group’s leases have remaining lease terms of one year to 49 years.

COMPONENTS OF LEASE EXPENSE	2019

Finance lease cost:
Amortization of lease assets	636
Interest on lease liabilities	687
Operating lease costs	28,228
Variable lease costs	514
Short-term lease costs	122
Total lease cost	30,187

SUPPLEMENTAL BALANCE SHEET INFORMATION RELATED TO LEASES
	Classification	December 31, 2019
Assets
Operating lease assets	Right of use assets	153,844
Finance lease assets	Plants, properties and equipment, net (a)	6,084
Total leased assets		159,928
Liabilities
Current
Operating leases	Lease obligations, including related parties	17,222
Finance leases	Current maturities of long-term debt	560
Non-current
Operating leases	Long-term lease obligations, including related parties	134,118
Finance leases	Long-term debt	6,954
Total lease liabilities		158,854

(a)	Finance lease assets are recorded net of accumulated amortization of $ 16,318.

LEASE TERM AND DISCOUNT RATE	December 31, 2019

Weighted average remaining lease term
Operating leases	10 years
Finance leases	9 years
Weighted average discount rate
Operating leases	9.6%
Finance leases	9.2%

SUPPLEMENTAL CASH FLOW INFORMATION RELATED TO LEASES
2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows related to operating leases	26,854
Operating cash flows related to finance leases	687
Financing cash flows related to finance leases	489
Supplemental non-cash information on lease liabilities arising from obtaining right of use assets
Right of use assets obtained in exchange for operating lease liabilities	161,138

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

5.	LEASES (CONTINUED)

MATURITY OF LEASE LIABILITIES
Operating Leases	Less than 1 year	1 - 5 years	Over 5 years	Total
Minimum lease payments at 31.12.2019	27,885	118,596	120,636	267,117
Less future finance charges	(10,663)	(40,239)	(64,875)	(115,777)
Present value of minimum lease payments at 31.12.2019	17,222	78,357	55,761	151,340

Finance Leases
Minimum lease payments at 31.12.2019	1,229	4,918	4,990	11,137
Less future finance charges	(669)	(2,085)	(869)	(3,623)
Present value of minimum lease payments at 31.12.2019	560	2,833	4,121	7,514

6.	INCOME TAXES

The components of the Group’s earnings from continuing operations before income taxes by taxing jurisdiction were as follows:

	2019	2018	2017
Earnings
Russia	480,278	744,735	443,450
Other markets	88,558	31,906	50,251
Earnings from continuing operations before income taxes	568,836	776,641	493,701

The (expense) benefit for income taxes (excluding non-controlling interests) by taxing jurisdiction was as follows:

	2019	2018	2017
Current tax expense
Russia	(74,758)	(147,883)	(80,070)
Other markets	(21,081)	(31,166)	(26,043)
	(95,839)	(179,049)	(106,113)
Deferred tax (expense) benefit
Russia	(28,063)	(7,558)	(15,380)
Other markets	(6,972)	2,433	6,309
	(35,035)	(5,125)	(9,071)
Income tax (expense)	(130,874)	(184,174)	(115,184)

The Group made income tax payments, net of refunds, of $ 109,087, $ 194,515 and $ 95,251 in 2019, 2018 and 2017, respectively.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

6.	INCOME TAXES (CONTINUED)

A reconciliation of income tax expense using the statutory Russian income tax rate compared with the actual income tax expense was as follows:

	2019	2018	2017
Earnings from continuing operations before income taxes	568,836	776,641	493,701
Statutory Russian income tax rate	20%	20%	20%
Tax (expense) using statutory Russian income tax rate	(113,767)	(155,328)	(98,740)
Tax rate and permanent differences on non-Russian earnings	3,470	3,763	4,453
Non-deductible expenses	(6,804)	(8,022)	(7,451)
Tax on dividends	(15,873)	(24,484)	(12,619)
Other, net	2,100	(103)	(827)
Income tax (expense)	(130,874)	(184,174)	(115,184)
Effective income tax rate	23%	24%	23%

The tax effects of significant temporary differences and tax loss carryforwards, representing deferred income tax assets and liabilities at December 31, 2019 and 2018, were as follows:

	December 31, 2019	December 31, 2018
Deferred income tax assets:
Net operating loss carryforwards	349	687
Inventory	3,080	9,849
Lease obligations	29,852	1,430
Other	27,814	11,913
Deferred income tax assets	61,095	23,879

Deferred income tax liabilities:
Intangible assets	(8,287)	(5,325)
Plant, properties and equipment	(171,695)	(116,423)
Right of use assets	(29,683)	0
Acquisition of forestry harvesting rights	(10,132)	0
Other	(731)	(686)
Deferred income tax liabilities	(220,528)	(122,434)
Net deferred income tax (liabilities)	(159,433)	(98,555)

In 2019 and 2018, the Group utilized part of its tax loss carryforwards. The remaining tax loss carryforwards at December 31, 2019, in the amount of $ 349 have an unlimited life. Taking this into account and having assessed the Group’s cash flow forecasts in the context of current and projected market conditions, the Group concluded that it is not more likely than not that any portion of the deferred taxes will not be realized; and therefore, no valuation allowance was recorded against the Group’s deferred income tax assets at December 31, 2019 and December 31, 2018.

The Group does not recognize a deferred tax liability for temporary differences associated with the accumulated retained earnings of the Group subsidiaries at the beginning of the respective year, as these earnings are considered indefinitely invested. Future dividends, if any, will be paid out of earnings of the current year and subsequent years. No such deferred tax liability is recorded for this temporary difference at December 31, 2019 (December 31, 2018: nil). Temporary differences for which no deferred taxes are provided are $ 223,793 (December 31, 2018: $ 283,363)

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

7.	COMMITMENTS AND CONTINGENT LIABILITIES

Operating environment of the Group

Emerging markets such as Russia are subject to different risks than more developed markets, including economic, political and social, and legal and legislative risks. Laws and regulations affecting businesses in Russia continue to change rapidly and tax and regulatory frameworks are subject to varying interpretations. The Russian economy was growing in the last three years, after overcoming the economic recession of 2016 and previous years. The future economic direction of Russia is heavily influenced by the fiscal and monetary policies adopted by the government, together with developments in the legal, regulatory, and political environment. Because Russia produces and exports large volumes of oil and gas, its economy is particularly sensitive to the price of oil and gas on the world market.

Starting from 2014, sanctions have been imposed in several packages by the U.S. and the E.U. on certain Russian officials, businessmen and companies. This led to reduced access of the Russian businesses to international capital markets.

The impact of further economic and political developments on future operations and the financial position of the Group is uncertain, but might be significant.

Tax legislation

Russian tax and customs legislation, which was enacted or substantively enacted at the end of the reporting period, is subject to varying interpretations when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be challenged by the tax authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. There are also cases, where companies were penalized by the tax authorities for their counterparties not being compliant with VAT legislation. Fiscal periods remain open to review by the authorities, with respect to taxes, for three calendar years preceding the year when decisions about the review were made. Under certain circumstances reviews may cover longer periods.

The Russian transfer pricing legislation is to a large extent, based on international transfer pricing principles developed by the Organization for Economic Cooperation and Development (OECD). This legislation provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities, with respect to controlled transactions (transactions with related parties and some types of transactions with unrelated parties), provided that the transaction price is not arm’s length. Management has implemented internal controls to be in compliance with this transfer pricing legislation.

Tax liabilities arising from transactions between companies are determined using actual transaction prices. It is possible, with the evolution of the interpretation of the transfer pricing rules, that such transfer prices could be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

As Russian tax legislation does not provide definitive guidance in certain areas, the Group adopts, from time to time, interpretations of such uncertain areas that reduce the overall tax rate of the Group. While management currently estimates that it is probable that tax positions and interpretations will be sustained, there is a possible risk that an outflow of resources will be required should such tax positions and interpretations be challenged by the tax authorities. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

The Group has evaluated additional tax obligations from its exposure to different tax risks assessed by tax authorities due to examinations of prior periods and no additional tax liability was recognized at December 31, 2019 (December 31, 2018: $143).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

7.	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

The Company’s management estimated the risk of the accrual of additional taxes, penalties and fines, the total of which is believed to be less than 1% of revenue as at December 31, 2019.

Legal proceedings

From time to time and in the normal course of business, claims against the Group may be received. At December 31, 2019 and 2018, the Group estimates that it does not have any material potential obligations from exposure to possible legal risks.

Environmental matters

The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group annually evaluates its obligations under environmental regulations. As obligations are determined to be probable and reasonably estimable, they are recognized immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation are uncertain but could be material.

Forestry legislation

The Group’s logging activities are subject to the forestry legislation of the Russian Federation. Management believes that the Group’s activities are in compliance with current legislation.

The Group has an obligation to perform reforestation of the timberland it harvests. This obligation arises and the liability for the respective costs is recorded when the Group commences harvesting of a particular plot. At December 31, 2019 and 2018, the Group had substantially fulfilled its obligations.

Insurance matters

The Group is subject to political, legislative, fiscal and regulatory developments and risks, which are not covered by insurance. No provisions for self-insurance are required and therefore are not included in these consolidated financial statements. The occurrence of significant losses and impairments could have a material effect on the Group’s operations.

Sales commitments

During the year ended December 31, 2019, the Group had a commitment to supply heating and water (in prior years also electricity) to inhabitants of Koryazhma, since the Group owns the only steam generator and electricity station in the town. The supply terms are renewed annually, with prices determined by the respective local state energy commissions. Management estimates that revenue and related costs from the supply of heating and water in Koryazhma for the year ending December 31, 2020 are expected to be approximately $ 4,650 and $ 4,250, respectively.

Contractual capital expenditure commitments

At December 31, 2019, the Group had outstanding contractual commitments to purchase or construct plant, properties and equipment in the amount of $ 761,588 (December 31, 2018: $ 310,640).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

8.	DEBT AND LINES OF CREDIT

A summary of long-term debt is as follows:

	Weighted average interest rates	Notional currency	December 31, 2019	December 31, 2018

Fixed rate long-term bank loans	7.71%	RUB	468,258	753,827
Floating rate long-term bank loans	7.71%	RUB	1,055,751	0
Floating rate long-term bank loans	4.26%	US Dollar	682,188	875,897
Letter of credit	1.55%	EUR	21,184	0
Finance lease liabilities	9.21%	RUB	7,514	7,151
Total long-term borrowings (a)			2,234,895	1,636,875
Less: current maturities			703,275	286,563
Long-term debt			1,531,620	1,350,312

(c)
The estimated fair market value was approximately $ 2,236,737 at December 31, 2019 and $ 1,641,111 at December 31, 2018. The fair values are determined on the basis of expected cash flows discounted at current interest rates for new instruments with similar credit risks and remaining maturities and were categorized to level 2 of the fair value hierarchy.

Total maturities of long-term debt over the next 5 years and thereafter are 2021 - $ 932,624; 2022 - $ 586,268; 2023 - $ 7,799; 2024 - $ 808; 2025 and later - $ 4,121.

At December 31, 2019 and 2018, no assets were pledged as collateral for the above borrowings. At December 31, 2019 and 2018, the Group was in compliance with all the financial covenants of its loan agreements.

At December 31, 2019 the Group has unused lines of credit in the amount of $ 96,922 (December 31, 2018: $ 57,578).

9.	CAPITAL STOCK

At December 31, 2019 and 2018, authorised, fully paid, outstanding and issued share capital of the Company comprised 133,582,480 ordinary shares with par value of CHF 1 ($ 0.82) each. Each ordinary share entitles a shareholder to one vote.

Dividends

The Company declared and paid dividends of $ 477,769 (CHF 3.56 ($ 3.58) per share) in April 2019, of $ 232,632 (CHF 1.65 ($ 1.74) per share) in March 2018 and $ 241,760 (CHF 1.83 ($ 1.81) per share) in March 2017.

In December 2019, the Shareholders of JSC Ilim Group approved dividends of $ 253,689 (RUB 2.95 ($ 0.05) per share). In June 2019, the Shareholders of JSC Ilim Group approved dividends of $ 75,658 (RUB 0.90 ($ 0.01) per share). Dividends attributable to non-controlling interests amounted to $ 11,946 in 2019.

In November 2018, the Shareholders of JSC Ilim Group approved dividends of $ 411,587 (RUB 4.90 ($ 0.07) per share). In June 2018, the Shareholders of JSC Ilim Group approved dividends of $ 84,160 (RUB 0.95 ($ 0.02) per share). Dividends attributable to non-controlling interests amounted to $ 17,981 in 2018.

In December 2017, the Shareholders of JSC Ilim Group approved dividends of $ 197,548 (RUB 2.10 ($ 0.04) per share). In June 2017, the Shareholders of JSC Ilim Group approved dividends of $ 58,023 (RUB 0.60 ($ 0.01) per share). Dividends attributable to non-controlling interests amounted to $ 10,829 in 2017.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

10.	RELATED PARTY TRANSACTIONS

Related party relationships are determined by reference to ASC No. 850, Related Parties Disclosures.

Related parties of the Group fall into the following categories:

•	companies controlled by the Russian Shareholders;

•	International Paper Company.

Amounts purchased from and sold to related parties are recorded in these consolidated financial statement line items where similar non-related party transactions are recorded. Outstanding balances at December 31, 2019 and 2018 are recorded in the accompanying consolidated balance sheet in accounts receivable from related parties and accounts payable to related parties.

Companies controlled by the Russian Shareholders

Operating transactions

Balances with the companies controlled by the Russian Shareholders at December 31, 2019 and 2018 consist of the following:

	December 31, 2019		December 31, 2018
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Raw materials	6,353	(277)	1,562	(615)
Other services	1,589	(3)	3,815	(2)
Operating lease	272	(3,148)	248	0
Energy, gas, water and heat	240	0	139	0
Transport services	46	(226)	319	(508)
Total	8,500	(3,654)	6,083	(1,125)

All outstanding balances with related parties are required to be settled in cash and are not secured. Management believes that the terms and conditions of these related party transactions are generally similar to those that are available or are reasonably expected to be available for similar transactions with unrelated parties.

Transactions during the years ended December 31, 2019, 2018 and 2017 between the Group and the companies controlled by the Russian Shareholders were as follows:

	2019		2018		2017
	Sales	Purchases	Sales	Purchases	Sales	Purchases

Raw materials	52,123	(6,658)	50,990	(8,365)	46,377	(5,578)
Energy, gas, water and heat	2,174	0	2,038	0	1,353	0
Other services	1,779	(9,217)	2,014	(7,834)	1,682	(8,617)
Transport services	742	0	840	0	1,085	0
Operating lease	497	(1,332)	861	(1,624)	447	(1,580)
Plant, properties and equipment	0	(15,000)
Right of use assets	0	(3,931)
Total	57,315	(36,138)	56,743	(17,823)	50,944	(15,775)

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

10.	RELATED PARTY TRANSACTIONS (CONTINUED)

Loans issued to shareholders

The Group extended loans to companies controlled by the Russian shareholders as presented below:

	Year of issuance	Principal amount	Security	Maturity date	Principal outstanding
					2019	2018

Loan 1	2015	75,000	shares in a non-listed company	July 2021	0	34,213
Loan 2	2016	100,000	shares in a non-listed company	July 2021	58,283	100,000
Loan 3	2018	20,000		April 2019	0	20,000
Loan 4	2019	35,000	shares in a non-listed company	August 2021	30,000	0
Total					88,283	154,213

All loans are denominated in US Dollars, and accrue interest at market rates. Under the terms of the loans, the Borrowers shall perform early partial prepayments of the principal amount of the loans in the amount equal to the substantial portion of the dividend that the Company may pay for the benefit of that Russian shareholder, less higher priority payments (including accrued interest, charges, fees, costs and expenses related to the loan) provided that the amount of such portion of the dividend is sufficient to cover those higher priority payments. During 2019, a new loan of $ 35,000 was extended to a Russian shareholder and Borrowers repaid $ 100,930 of principal and $ 13,787 of interest.

The related interest income accrued in the amount of $ 11,987 (2018: $ 13,022) and foreign exchange loss in the amount of $ 11,186 (2018: gain of $ 19,042) have been presented within equity and are included in additional paid-in capital and receivables from the shareholders, respectively, in these consolidated financial statements.

International Paper Company

Balances with International Paper Company and its subsidiaries were as follows:

	December 31, 2019		December 31, 2018
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Finished goods	16,019	(2,435)	21,390	(1,081)
Services	7	(8,708)	0	(4,895)
Total	16,026	(11,143)	21,390	(5,976)

Transactions between the Group and International Paper Company and subsidiaries were as follows:

	2019		2018		2017
	Sales	Purchases	Sales	Purchases	Sales	Purchases

Finished goods	220,695	0	234,041	0	221,838	0
Services	127	(3,554)	95	(2,831)	158	(1,816)
Total	220,822	(3,554)	234,136	(2,831)	221,996	(1,816)

11.	SUBSEQUENT EVENTS

On January 13, 2020, the Group acquired control of LLC Firma Sibtl LTD, a forestry company, for a purchase price of $ 3,885, including $ 2,090 paid at the acquisition date from a deposit, classified as restricted cash at December 31, 2019 (see Note 4).